Exhibit 10.3

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1, dated as of October 13, 2006 (this “Amendment”), by and among Antares Pharma, Inc., a Delaware corporation (the “Company”), and James Hattersley (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated February 14, 2005 (the “Agreement”), pursuant to which the Employee serves as Vice President of Corporate Business Development; and

WHEREAS, the Company has determined that it is essential to the business of the Company to provide for the continued employment of the Employee; and

WHEREAS, the Agreement was extended for an additional one-year period by mutual agreement of the parties; and

WHEREAS, in accordance with Section 6.5 of the Agreement, the parties wish to amend the Agreement in writing to extend the term of the Agreement (the “Employment Term”); and

WHEREAS, in addition, the parties also wish to amend the Agreement further to provide for the automatic renewal of the Employment Term, to provide for a potential reduction of annual performance bonus payments, to provide for reimbursement of annual membership fees to either an airline club of the Employee’s choosing or for an American Express credit card, to provide for an additional stock award subject to the achievement of certain performance objectives, and to include the treatment of severance with respect to any non-renewal of the Agreement and with respect to Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1.	Section 2.3 of the Agreement shall be amended to read in its entirety, as follows:

“2.3.      Performance Bonus. For each calendar year of the Employment Term in which the Corporation employs the Employee, the Employee shall be eligible to receive an annual bonus targeted at twenty percent (20%) with a maximum of thirty five percent (35%) of his Base Salary for each such calendar year, the exact amount to be established by the CEO with the approval of the Compensation Committee of the Corporation’s Board of Directors (the “Committee) (the “Discretionary Bonus”), provided however, that the amount of such Discretionary Bonus may be reduced or eliminated if, upon the determination of the Corporation’s independent compensation consultants, Employee’s total aggregate compensation for such calendar year (including, without limitation, the amount of such Discretionary Bonus) is determined to be unreasonable and/or significantly above the target aggregate compensation established by the Committee for the Employee if such reduction or elimination did not occur. The Discretionary Bonus shall be payable based upon achieving business objectives to be determined by the CEO and approved by the Committee. The business objectives shall be made available to the Executive in writing before the beginning of each calendar year. The Discretionary Bonus shall be payable in cash, shares of the Company stock or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid as soon as reasonably practicable after the end of the calendar year to which it relates but not later than March 15 of the calendar year following the calendar year to which it relates.”

2.	Section 2.6 of the Agreement is amended by the addition of the following:

2.1.          Section 2.6 (i) shall be amended to read as follows: “(i) the total amount of all such Moving Expenses shall not exceed Fifty-Five Thousand Dollars ($55,000.00) and the Company will provide an initial gross up to the Employee for any federal taxes resulting from the delay in moving of over one (1) year since the Effective Date (January 7, 2005) of the Agreement.”

2.2.          Section 2.6 of the Agreement is also amended by the addition of the following immediately at the end thereof:

“The Corporation shall also reimburse Employee for the cost of the annual membership fee for the airline club of his choice, or in the alternative, for the cost of the annual membership fee of an American Express Platinum Card, which reimbursement for each shall not exceed $400 annually.”

3.	Section 3.1 of the Agreement is amended to read, in its entirety, as follows:

“3.1.     Employment Term. The term of this Agreement shall commence on the Effective Date and end on the first anniversary of the Effective Date (the “Initial Period”). After the Initial Period, the Agreement and Employee’s employment with the Corporation shall automatically be renewed for an additional one-year period (the “Renewal Period”), unless either the Corporation or the Employee gives the other written notice not later than [60 days] prior to the scheduled termination of the Agreement of his or its intention not to continue this Agreement and his employment by the Corporation for another one-year period. The Initial Period and any Renewal Period(s) are herein referred to individually and collectively as the “Employment Term”. Notwithstanding anything to the contrary contained herein, the Employment Term shall be subject to termination as provided in Section 3.2 of this Agreement.”

4.	A new Section 3.2(e) is added and shall read as follows:

“(e)        Cessation Upon Non-Renewal. In the event Employee’s employment with the Corporation ceases upon non-renewal of the Employment Term by the Corporation or the Employee as provided in Section 3.1 of this Agreement, the

Corporation shall be obligated to pay Employee only those portions of his compensation provided by Sections 2.1, 2.3 and 2.5 hereof which shall accrue to Employee up to and including the date upon which such cessation becomes effective, in addition to reimbursing Employee for any expenses incurred in accordance with the provisions of Section 2.6 hereof, with the exception of any automobile-related expenses.”

5.	A new Section 4.3 is added and shall read as follows:

“4.3.      Special Stock Grant. To the extent approved by the Board and conditioned upon approval by the shareholders of the Company of the Antares Pharma, Inc. 2006 Equity Incentive Plan, Employee shall be eligible to receive a special restricted stock award grant of 200,000 shares (or a portion thereof) contingent upon the accomplishment of specific defined and agreed upon goals as determined at the discretion of the CEO of the Corporation and approved by the Committee. Any such shares issued to the Employee shall be vested upon issuance and subject to such additional terms and conditions imposed thereon at the time of issuance (including, without limitation, the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which such shares are issued and the terms of the applicable award agreement).”

6.	A new Section 6.3 is added and shall read as follows:

“6.3.      Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, the Employee agrees that the payments and benefits due to the Employee under this Agreement in connection with a termination of the Employee’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Corporation cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Agreement.”

7.	Section 6.6 of the Agreement is amended to read, in its entirety, as follows:

“6.7.      Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of Delaware, without giving effect to principles of conflict of laws.”

8.     The parties hereby confirm that all of the other terms and provisions of the Employment Agreement remain in full force and effect and remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its respective duly authorized officers, and the Employee has executed this Amendment on the 13th day of October, 2006, in each case effective as of the date first above written.

ANTARES PHARMA, INC. By: \s\ Jack E. Stover Name: Jack E. Stover Title: Chief Executive Officer \s\ James Hattersley James Hattersley

[Signature Page to Amendment No. 1 to Employment Agreement]